EXHIBIT 99.1

Gladstone Capital Announces Amended Credit Facility

MCLEAN, Va., May 18, 2009 (GLOBE NEWSWIRE) -- Gladstone Capital Corp. (Nasdaq:GLAD) (the "Company") announced that on May 15, 2009, through its wholly-owned subsidiary, Gladstone Business Loan, LLC, it entered into a third amended and restated credit agreement providing for a $127 million revolving line of credit arranged by Key Equipment Finance Inc. as administrative agent, replacing Deutsche Bank, A.G. as administrative agent (the "KEF Facility"). Branch Banking and Trust Company ("BB&T") also joined the KEF Facility as a committed lender. In connection with entering into the KEF Facility, the Company drew down borrowings of $104.3 million under the KEF Facility, which were used to make a final payment to Deutsche Bank, A.G. in satisfaction of all unpaid principal and interest owing to Deutsche Bank under the prior credit agreement. Subject to certain terms and conditions, the KEF Facility may be expanded up to $200 million through the addition of other committed lenders to the facility. Without the addition of other committed lenders, the KEF Facility provides a total commitment of $127 million through December 31, 2009, $102 million from January 1, 2010 to May 11, 2010, and $77 million thereafter. The KEF Facility matures on May 14, 2010, and if the facility is not renewed or extended by this date, all principal and interest will be due and payable on the scheduled maturity date of May 14, 2011. Advances under the KEF Facility will generally bear interest at the 30-day LIBOR or Commercial Paper ("CP") rate (subject to a minimum rate of 2%), plus 4% per annum, with a commitment fee of 0.75% per annum on undrawn amounts.

Gladstone Capital Corporation is a specialty finance company that invests in debt securities, consisting primarily of senior notes, senior subordinated notes and junior subordinated notes, of small and medium sized private businesses. For more information please visit our website at www.GladstoneCapital.com.

For further information, contact Kerry Finnegan at 703-287-5893.

Forward-Looking Statements

The statements in this press release regarding the expansion of the credit facility through the addition of other committed lenders are forward-looking statements that involve a number of known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the ability of the Company to identify other committed lenders who will agree to join the KEF Facility under its current terms and obtain the consent of the existing committed lenders to the addition of any new lenders to the KEF Facility. Additional factors that could cause actual results to differ materially from those stated or implied by the Company's forward-looking statements are disclosed in its other filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

CONTACT:  Gladstone Capital Corporation
          Kerry Finnegan
          703-287-5893